The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the accompanying product supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT

Dated November 05, 2026

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-283672

(To Prospectus dated February 6, 2025 and Product Supplement dated February 6, 2025)

UBS AG $• Trigger Autocallable Contingent Yield Notes

Linked to the ordinary shares of Nu Holdings Ltd. due on or about November 9, 2028

Investment Description

UBS AG Trigger Autocallable Contingent Yield Notes (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to the ordinary shares of Nu Holdings Ltd. (the "underlying asset"). UBS will pay a contingent coupon on the coupon payment date only if the closing level of the underlying asset on the applicable observation date (including the final valuation date) is equal to or greater than the coupon barrier. Otherwise, no contingent coupon will be paid for the relevant coupon payment date. UBS will automatically call the Notes early if the closing level of the underlying asset on any observation date prior to the final valuation date is equal to or greater than the initial level. If the Notes are subject to an automatic call, UBS will pay you on the coupon payment date corresponding to such observation date (the “call settlement date”) a cash payment per Note equal to the principal amount plus any contingent coupon otherwise due, and no further payments will be owed to you under the Notes. If the Notes are not subject to an automatic call and the closing level of the underlying asset on the final valuation date (the “final level”) is equal to or greater than the downside threshold, at maturity, UBS will pay you a cash payment per Note equal to the principal amount. If, however, the Notes are not subject to an automatic call and the final level is less than the downside threshold, at maturity, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the percentage decline in the underlying asset from the initial level to the final level (the “underlying return”) and, in extreme situations, you could lose all of your initial investment. Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment and may not receive any contingent coupons during the term of the Notes. Generally, a higher contingent coupon rate on a Note is associated with a greater risk of loss and a greater risk that you will not receive contingent coupons over the term of the Notes. The contingent repayment of principal applies only at maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

•

Potential for Periodic Contingent Coupons — UBS will pay a contingent coupon on the related coupon payment date if the closing level of the underlying asset is equal to or greater than the coupon barrier on an observation date (including the final valuation date). Otherwise, if the closing level of the underlying asset is less than the coupon barrier on an observation date, no contingent coupon will be paid for the relevant coupon payment date.

•

Automatic Call Feature — UBS will automatically call the Notes and pay you the principal amount of your Notes plus the contingent coupon otherwise due on the related coupon payment date if the closing level of the underlying asset is equal to or greater than the initial level on any observation date prior to the final valuation date. If the Notes were previously subject to an automatic call, no further payments will be owed to you under the Notes. If the Notes are not subject to an automatic call, you will have the potential for downside market risk at maturity.

•

Contingent Repayment of Principal at Maturity with Potential for Full Downside Market Exposure — If the Notes are not subject to an automatic call and the final level is equal to or greater than the downside threshold, at maturity, UBS will pay you a cash payment per Note equal to the principal amount. If, however, the Notes are not subject to an automatic call and the final level is less than the downside threshold, at maturity, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	November 5, 2026
Settlement Date**	November 9, 2026
Observation Dates	Quarterly (see page 4)
Final Valuation Date	November 7, 2028
Maturity Date	November 9, 2028

*Expected. See page 2 for additional details.

**We expect to deliver the Notes against payment on the second business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to one business day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in two business days (T+2), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Notes at maturity, and the Notes may have the same downside market risk as that of the underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 5 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

The final terms of the Notes will be set on the trade date.The Notes are offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying Asset	Bloomberg Ticker	Contingent Coupon Rate	Initial Level	Downside Threshold	Coupon Barrier	CUSIP	ISIN
Ordinary shares of Nu Holdings Ltd.	NU	15.72% to 17.85% per annum	$•	$ •, 75.00% of the Initial Level	$ •, 75.00% of the Initial Level

The estimated initial value of the Notes as of the trade date is expected to be between $9.47 and $9.57. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 5 herein.

See “Additional Information About UBS and the Notes” on page ii. The Notes will have the terms set forth in the accompanying product supplement relating to the Notes dated February 6, 2025, the accompanying prospectus dated February 6, 2025 and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount(1)		Proceeds to UBS AG(1)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the ordinary shares of Nu Holdings Ltd.	•	$10.00	•	$0.15	•	$9.85

(1) See “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” for additional information.

UBS Financial Services Inc.

UBS Investment Bank

Additional Information About UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission (the “SEC”), for the offering to which this document relates. You should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at sec.gov as follows:

• Market-Linked Securities product supplement dated February 6, 2025:

http://www.sec.gov/Archives/edgar/data/1114446/000183988225007685/ubs_424b2-03670.htm

• Prospectus dated February 6, 2025:

http://www.sec.gov/Archives/edgar/data/1114446/000119312525021845/d936490d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Autocallable Contingent Yield Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” or “Market-Linked Securities product supplement” mean the UBS product supplement, dated February 6, 2025 and references to the “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated February 6, 2025.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

•	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.
•

You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying asset.

•

You are willing to receive few or no contingent coupons and believe that the closing level of the underlying asset will be equal to or greater than the coupon barrier on each observation date and that the final level will be equal to or greater than the downside threshold.

•	You understand and accept that you will not participate in any appreciation in the level of the underlying asset and that your potential return is limited to any contingent coupons.
•	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.
•

You are willing to invest in the Notes if the contingent coupon rate is set equal to the bottom of the range indicated on the cover hereof (the actual contingent coupon rate will be set on the trade date).

•	You are willing to invest in the Notes based on the downside threshold and coupon barrier specified on the cover hereof.
•	You do not seek guaranteed current income from your investment and are willing to forgo any dividends paid on the underlying asset.
•

You are willing to invest in Notes that may be subject to an automatic call and you are otherwise willing to hold such Notes to maturity and you accept that there may be little or no secondary market for the Notes.

•	You understand and are willing to accept the risks associated with the underlying asset.
•

You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any payments due to you including any repayment of principal.

•

You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

•	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.
•	You require an investment designed to provide a full return of principal at maturity.
•

You cannot tolerate a loss of a significant portion or all of your initial investment or you are not willing to make an investment that may have the same downside market risk as an investment in the underlying asset.

•

You are unwilling to receive few or no contingent coupons during the term of the Notes or believe that the closing level of the underlying asset will decline during the term of the Notes and is likely to be less than the coupon barrier on each observation date or that the final level will be less than the downside threshold.

•	You seek an investment that participates in the appreciation in the level of the underlying asset or that has unlimited return potential.
•	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.
•

You are unwilling to invest in the Notes if the contingent coupon rate is set equal to the bottom of the range indicated on the cover hereof (the actual contingent coupon rate will be set on the trade date).

•	You are unwilling to invest in the Notes based on the downside threshold or coupon barrier specified on the cover hereof.
•	You seek guaranteed current income from your investment or prefer to receive any dividends paid on the underlying asset.
•

You are unable or unwilling to hold Notes that may be subject to an automatic call, or you are otherwise unable or unwilling to hold such Notes to maturity or you seek an investment for which there will be an active secondary market.

•	You do not understand or are unwilling to accept the risks associated with the underlying asset.
•	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Asset ” herein for more information on the underlying asset. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

Preliminary Terms

Issuer:	UBS AG, London Branch
Principal Amount:	$10 per Note
Term:

Approximately 2 years, unless subject to an automatic call. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the observation dates (including the final valuation date), as well as the related coupon payment dates (including the maturity date) to ensure that the stated term of the Notes remains the same.

Underlying Asset:	The ordinary shares of Nu Holdings Ltd.
Contingent Coupon and Contingent Coupon Rate:

If the closing level of the underlying asset is equal to or greater than the coupon barrier on any observation date (including the final valuation date), UBS will pay you the contingent coupon applicable to such observation date on the related coupon payment date.

If the closing level of the underlying asset is less than the coupon barrier on any observation date (including the final valuation date), the contingent coupon applicable to such observation date will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date.

The contingent coupon will be a fixed amount based upon equal periodic installments at a per annum rate (the “contingent coupon rate”) and will be set on the trade date. The table below sets forth the range of the contingent coupon rate and contingent coupon for each Note that would be applicable to each observation date on which the above conditions are satisfied.

Contingent Coupon Rate	15.72% - 17.85% per annum
Contingent Coupon	$0.393 - $0.4463

Contingent coupons on the Notes are not guaranteed. UBS will not pay you the contingent coupon for any observation date on which the closing level of the underlying asset is less than the coupon barrier.

Automatic Call Feature:

UBS will automatically call the Notes if the closing level of the underlying asset on any observation date other than the final valuation date is equal to or greater than the initial level.

If the Notes are subject to an automatic call, UBS will pay you on the corresponding coupon payment date (the “call settlement date”) a cash payment per Note equal to your principal amount plus any contingent coupon otherwise due (the “call settlement amount”). Following an automatic call, no further payments will be made on the Notes.

Payment at Maturity (per Note):

If the Notes are not subject to an automatic call and the final level is equal to or greater than the downside threshold, UBS will pay you a cash payment equal to:

Principal Amount of $10

If the Notes are not subject to an automatic call and the final level is less than its downside threshold, UBS will pay you a cash payment that is less than the principal amount, if anything, equal to:

$10 x (1+ Underlying Return)

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

Underlying Return:	The quotient, expressed as a percentage, of the following formula:
Downside Threshold:(1)	A specified level of the underlying asset that is less than the initial level, equal to a percentage of the initial level, as specified on the cover hereof.
Coupon Barrier:(1)	A specified level of the underlying asset that is less than the initial level, equal to a percentage of the initial level, as specified on the cover hereof.
Initial Level:(1)	The closing level of the underlying asset on the trade date.
Final Level:(1)	The closing level of the underlying asset on the final valuation date.

(1) As determined by the calculation agent and as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” in the accompanying product supplement.

Investment Timeline

The initial level of the underlying asset is observed and the final terms of the Notes are set.

If the closing level of the underlying asset is equal to or greater than the coupon barrier on any observation date (including the final valuation date), UBS will pay you a contingent coupon on the applicable coupon payment date.

The Notes will be subject to an automatic call if the closing level of the underlying asset on any observation date other than the final valuation date is equal to or greater than the initial level.

If the Notes are subject to an automatic call, UBS will pay you on the call settlement date a cash payment per Note equal to the principal amount plus any contingent coupon otherwise due. Following an automatic call, no further payments will be made on the Notes.

The final level is observed on the final valuation date and the underlying return is calculated.

If the Notes are not subject to an automatic call and the final level is equal to or greater than the downside threshold, UBS will pay you a cash payment per Note equal to:

Principal Amount of $10

If the Notes are not subject to an automatic call and the final level is less than its downside threshold, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, equal to:

$10 x (1+ Underlying Return)

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any payments owed to you under the Notes and you could lose all of your initial investment.

You will lose a significant portion or all of your initial investment if the Notes are not subject to an automatic call and the final level is less than the downside threshold. You may not receive any contingent coupons during the term of the Notes.

Observation Dates(1) and Coupon Payment Dates(1)(2)

Observation Dates	Coupon Payment Dates
February 5, 2027	February 9, 2027
May 6, 2027	May 10, 2027
August 5, 2027	August 9, 2027
November 5, 2027	November 9, 2027
February 7, 2028	February 9, 2028
May 5, 2028	May 9, 2028
August 7, 2028	August 9, 2028
Final Valuation Date	Maturity Date

(1)	Subject to the market disruption event provisions set forth in the accompanying product supplement.
(2)

Two business days following each observation date, except that the coupon payment date for the final valuation date is the maturity date. If you are able to sell the Notes in the secondary market on an observation date, the purchaser of the Notes will be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any payment attributable to that observation date.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to a hypothetical investment in the underlying asset. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

Risks Relating to Return Characteristics

•

Risk of loss at maturity - The Notes differ from ordinary debt securities in that UBS will not necessarily make periodic coupon payments or repay the full principal amount of the Notes at maturity. If the Notes are not subject to an automatic call and the final level is less than the downside threshold, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

•

The stated payout from the issuer applies only if you hold your Notes to maturity - You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to an automatic call or maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying asset at such time is equal to or greater than the downside threshold. All payments on the Notes are subject to the creditworthiness of UBS.

•

You may not receive any contingent coupons with respect to your Notes - UBS will not necessarily make periodic coupon payments on the Notes. If the closing level of the underlying asset is less than the coupon barrier on an observation date, UBS will not pay you the contingent coupon applicable to such observation date. If the closing level of the underlying asset is less than the coupon barrier on each observation date, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Notes.

•

Your potential return on the Notes is limited to any contingent coupons, you will not participate in any appreciation of the underlying asset and you will not receive dividend payments on the underlying asset or have the same rights as holders of the underlying asset - The return potential of the Notes is limited to the pre-specified contingent coupon rate, regardless of any appreciation of the underlying asset. In addition, your return on the Notes will vary based on the number of observation dates, if any, on which the requirements of the contingent coupon have been met prior to maturity or an automatic call. Because the Notes may be subject to an automatic call as early as the first potential call settlement date, the total return on the Notes could be less than if the Notes remained outstanding until maturity. Further, if the Notes are subject to an automatic call, you will not receive any contingent coupons or any other payment in respect of any coupon payment date after the call settlement date, and your return on the Notes could be less than if the Notes remained outstanding until maturity. As a result, the return on an investment in the Notes could be less than the return on a hypothetical investment in the underlying asset. In addition, as an owner of the Notes, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying asset during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of any payments on your Notes. Similarly, you will not have voting rights or any other rights of a holder of the underlying asset.

•

A higher contingent coupon rate or lower downside threshold or coupon barrier may reflect greater expected volatility of the underlying asset, and greater expected volatility generally indicates an increased risk of loss at maturity - The economic terms for the Notes, including the contingent coupon rate, coupon barrier and downside threshold, are based, in part, on the expected volatility of the underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying asset. The greater the expected volatility of the underlying asset as of the trade date, the greater the expectation is as of that date that the closing level of the underlying asset could be less than the coupon barrier on the observation dates and that the final level could be less than the downside threshold and, as a consequence, indicates an increased risk of not receiving a contingent coupon and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher contingent coupon rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or a lower downside threshold and/or coupon barrier than those terms on otherwise comparable securities. Therefore, a relatively higher contingent coupon rate may indicate an increased risk of loss. Further, a relatively lower downside threshold and/or coupon barrier may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity and/or paying contingent coupons. You should be willing to accept the downside market risk of the underlying asset and the potential to lose a significant portion or all of your initial investment.

•

Reinvestment risk - The Notes will be subject to an automatic call if the closing level of the underlying asset is equal to or greater than the initial level on certain observation dates prior to the final valuation date, as set forth under “Observation Dates and Coupon Payment Dates” herein. Because the Notes could be subject to an automatic call as early as the first potential call settlement date, the term of your investment may be limited. In the event that the Notes are subject to an automatic call, there is no guarantee that you would be able to reinvest the proceeds at a comparable rate of return and/or with a comparable contingent coupon rate for a similar level of risk. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Generally, however, the longer the Notes remain outstanding, the less likely the Notes will be subject to an automatic call due to the decline in the level of the underlying asset and the shorter time remaining for the level of the underlying asset to recover. Such periods generally coincide with a period of greater risk of principal loss on your Notes.

Risks Relating to Characteristics of the Underlying Asset
•

Single equity risk - The return on the Notes, which may be negative, is directly linked to the performance of the underlying asset. The level of the underlying asset can rise or fall sharply due to factors specific to the underlying asset and its issuer (the "underlying asset issuer"), such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic, political and other conditions. You, as an investor in the Notes, should conduct your own investigation into the underlying asset issuer and the underlying asset for your Notes. For additional information regarding the underlying asset and the underlying asset issuer, please see “Information About the Underlying Asset” herein and the underlying asset issuer's SEC filings referred to in that section. We urge you to review financial and other information filed periodically by the underlying asset issuer with the SEC.

•

There can be no assurance that the investment view implicit in the Notes will be successful - It is impossible to predict whether and the extent to which the level of the underlying asset will rise or fall. There can be no assurance that the closing level of the underlying asset will be equal to or greater than the coupon barrier on any observation date or, if the Notes are not subject to an automatic call, that the final level will be equal to or greater than the downside threshold. The level of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying asset issuer. You should be willing to accept the downside risks of owning equities in general and the underlying asset in particular, and the risk of losing a significant portion or all of your initial investment.

•

There is no affiliation between the underlying asset issuer and UBS, and UBS is not responsible for any disclosure by such issuer - We are not affiliated with the underlying asset issuer. We and our affiliates may currently, or from time to time in the future engage in business with the underlying asset issuer. However, we are not affiliated with the underlying asset issuer and are not responsible for such underlying asset issuer’s public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Notes, should conduct your own investigation into the underlying asset and the underlying asset issuer. The underlying asset issuer is not involved in the Notes offered hereby in any way and has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the market value of, and return on, your Notes.

•

Risks associated with non-U.S. companies - An investment in Notes linked directly or indirectly to a non-U.S. company, such as the Notes, involves risks associated with the home country of such non-U.S. company. The levels of the underlying asset may be affected by political, economic, financial and social factors in the home country of the underlying asset issuer, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions.

•

Risks associated with non-U.S. markets - An investment in securities linked directly or indirectly to the value of non-U.S. equity securities, such as the Notes, involves particular risks. For example, the non-U.S. markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the U.S., as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the non-U.S. issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, non-U.S. markets. Securities prices outside the U.S. are subject to political, economic, financial and social factors that apply in non-U.S. countries. These factors, which could negatively affect non-U.S. markets, include the possibility of changes in a non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Non-U.S. securities may also be subject to regulatory risks, including sanctions. For instance, pursuant to U.S. executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the military, intelligence and security apparatus of the People’s Republic of China. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. Additionally, due to regulatory and market reasons, trading in certain Russian securities, and ETFs investing in Russian securities, has been suspended. Additionally, following certain events, if the calculation agent determines that a change in law has occurred with respect to the underlying asset, the calculation agent may take the actions described in the accompanying product supplement under “- General Terms of the Securities - Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity”.

Estimated Value Considerations
•

The issue price you pay for the Notes will exceed their estimated initial value - The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the level and volatility of the underlying asset, any expected dividends on the underlying asset, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.

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The estimated initial value is a theoretical price; the actual price at which you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value - The value of your Notes at any time will vary based on many factors, including the factors described above and in “Risks Relating to Characteristics of the Underlying Asset — Single equity risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

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Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date - We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

Risks Relating to Liquidity and Secondary Market Price Considerations
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There may be little or no secondary market for the Notes - The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates intend, but are not required, to make a market in the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

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The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements - For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)”. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

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Economic and market factors affecting the terms and market price of Notes prior to maturity - Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the level of the underlying asset; the volatility of the underlying asset; any expected dividends on the underlying asset; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS; the then current bid-ask spread for the Notes and the factors discussed under “Risks Relating to Hedging Activities and Conflicts of Interest — Potential conflicts of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.

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Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices - All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest
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Potential conflicts of interest - UBS and its affiliates may engage in business with the underlying asset issuer, which may present a conflict between the interests of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date, whether the Notes are subject to an automatic call and the payment at maturity of the Notes, if any, based on observed closing levels of the underlying asset. The calculation agent can postpone the determination of the terms of the Notes if a market disruption event occurs or is continuing on the trade date, any observation date or the final valuation date. As UBS determines the economic terms of the Notes, including the contingent coupon rate, downside threshold and coupon barrier, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

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Following certain events, the calculation agent can make adjustments to the underlying asset and the terms of the Notes that may adversely affect the market value of, and return on, the Notes - Following certain events affecting the underlying asset, the calculation agent may make adjustments to the initial level, coupon barrier, downside threshold and/or final level, as applicable, and any other term of the Notes and, in some instances, may replace such underlying asset. However, the calculation agent will not make an adjustment in response to every event that could affect the underlying asset. If an event occurs that does not require the calculation agent to make an adjustment, the market value of, and return on, the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or herein that it believes are appropriate to offset to the extent practical any change in your economic position as a holder of the Notes resulting solely from any such event to achieve an equitable result. Following certain events relating to the underlying asset issuer, such as a reorganization event or a delisting or suspension of trading, the determination as to whether the contingent coupon is payable to you on any coupon payment date, whether the Notes are subject to an automatic call or the amount you receive at maturity may be based on the equity security of a successor to such underlying asset issuer in combination with any cash or any other assets distributed to holders of such underlying asset, if applicable, or on the common stock issued by another company. The occurrence of any such event and the consequent adjustments may materially and adversely affect the value of, and return on, the Notes. For more information, see the sections “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” in the accompanying product supplement.

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Potential UBS impact on price - Trading or transactions by UBS or its affiliates in the underlying asset, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying asset, may adversely affect the level of the underlying asset and, therefore, the market value of, and return on, the Notes.

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Dealer incentives - UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

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Potentially inconsistent research, opinions or recommendations by UBS - UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of, and return on, the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying asset.

Risks Relating to General Credit Characteristics
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Credit risk of UBS - The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS' actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any payments owed to you under the terms of the Notes and you could lose all of your initial investment.

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The Notes are not bank deposits - An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

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If UBS experiences severe financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder - The Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended (the “Swiss Banking Act”) grants the Swiss Financial Market Supervisory Authority (“FINMA”) broad powers to take measures and actions in relation to UBS if it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or, after expiry of a deadline, UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis). If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings.

In restructuring proceedings, FINMA, as resolution authority, is competent to approve the restructuring plan. The restructuring plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the partial or full conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity swap”), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. Prior to any debt-to-equity swap or write-off with respect to any Notes, outstanding equity and debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital must be converted or written-down, as applicable, and cancelled. The Swiss Banking Act addresses the order in which a debt-to-equity swap or a write-off of debt instruments (other than debt instruments qualifying as additional tier 1 capital or tier 2 capital) should occur: first, all subordinated obligations not qualifying as regulatory capital; second, debt instruments for loss absorbency in the course of insolvency measures (Schuldinstrumente zur Verlusttragung im Falle von Insolvenzmassnahmen) under the Swiss Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers of June 1, 2012, as amended; third, all other obligations not excluded by law from a debt-to-equity swap or write-off (other than deposits), such as the Notes; and fourth, deposits to the extent in excess of the amount privileged by law. However, given the broad discretion granted to FINMA, any restructuring plan approved by FINMA in connection with restructuring proceedings with respect to UBS could provide that the claims under or in connection with the Notes will be fully or partially converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with UBS’ obligations under the Notes. Consequently, the exercise by FINMA of any of its statutory resolution powers or any suggestion of any such exercise could materially adversely affect the rights of holders of the Notes, the price or value of their investment in the Notes and/or the ability of UBS to satisfy its obligations under the Notes and could lead to holders losing some or all of their investment in the Notes.

Once FINMA has opened restructuring proceedings with respect to UBS, it may consider factors such as the results of operations, financial condition (in particular, the level of indebtedness, potential future losses and/or restructuring costs), liquidity profile and regulatory capital adequacy of UBS and its subsidiaries, or any other factors of its choosing, when determining whether to exercise any of its statutory resolution powers with respect to UBS, including, if it chooses to exercise such powers to order a debt-to- equity swap and/or a write-off, whether to do so in full or in part. The criteria that FINMA may consider in exercising any statutory resolution power provide it with considerable discretion. Therefore, holders of the Notes may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and, consequently, its potential effects on the Notes and/or UBS.

If UBS were to be subject to restructuring proceedings, the creditors whose claims are affected by the restructuring plan would not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan with respect to UBS has been approved by FINMA, the rights of a creditor to challenge the restructuring plan or have the restructuring plan reviewed by a judicial or administrative process or otherwise (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. Even if any of UBS’ creditors were to successfully challenge the restructuring plan in court, the court could only require the relevant creditors to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded. Any such challenge (even if successful) would not suspend, or result in the suspension of, the implementation of the restructuring plan.

Risks Relating to U.S. Federal Income Taxation
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Uncertain tax treatment - Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of the Notes?” herein and “Material U.S. Federal Income Tax Consequences”, including the section “Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement.

Hypothetical Examples of How the Notes Might Perform

The below examples are based on hypothetical terms. The actual terms will be set on the trade date and will be indicated on the cover of the final pricing supplement.

The examples below illustrate the payment upon an automatic call or at maturity for a $10 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$10
Term:	Approximately 2 years
Contingent Coupon Rate:	15.72% per annum
Contingent Coupon:	$0.393
Observation Dates:	Quarterly
Initial Level:	$100.00
Downside Threshold:	$75.00 (which is 75.00% of the Initial Level)
Coupon Barrier:	$75.00 (which is 75.00% of the Initial Level)

Example 1 — The Closing Level of the Underlying Asset is equal to or greater than the Initial Level on the Observation Date corresponding to the first potential Call Settlement Date.

Date	Closing Level	Payment (per Note)
First Observation Date	$105.00 (equal to or greater than Initial Level and Coupon Barrier)	$10.393 (Call Settlement Amount)
Total Payment:	$10.393 (3.93% total return)

Because the Notes are subject to an automatic call on the first potential call settlement date (which is approximately 3 months after the trade date), UBS will pay you on the call settlement date a total of $10.393 per Note, reflecting your principal amount plus the applicable contingent coupon, for a total return of 3.93% on the Notes. You will not receive any further payments on the Notes.

Example 2 — The Notes are NOT subject to an Automatic Call and the Final Level of the Underlying Asset is equal to or greater than the Downside Threshold and Coupon Barrier.

Date	Closing Level	Payment (per Note)
First Observation Date	$85.75 (equal to or greater than Coupon Barrier; less than Initial Level)	$0.393 (Contingent Coupon)
Second through Seventh Observation Date	Various (all less than Initial Level and Coupon Barrier)	$0.00
Final Valuation Date	$82.50 (equal to or greater than Coupon Barrier and Downside Threshold)	$10.393 (Payment at Maturity)
Total Payment:	$10.786 (7.86% total return)

Because the Notes are not subject to an automatic call and the final level of the underlying asset is equal to or greater than the downside threshold, UBS will pay you a cash payment per Note at maturity equal to the principal amount. Because the final level of the underlying asset was also equal to or greater than the coupon barrier, a contingent coupon will be paid with respect to the final valuation date. At maturity, UBS will pay you a total of $10.393 per Note (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupon(s) of $0.393 received in respect of the prior observation date(s), UBS will have paid you a total of $10.786 per Note, for a total return of 7.86% on the Notes.

Example 3 — The Notes are NOT subject to an Automatic Call and the Final Level of the Underlying Asset is less than the Downside Threshold and Coupon Barrier.

Date	Closing Level	Payment (per Note)
First Observation Date	$85.75 (equal to or greater than Coupon Barrier; less than Initial Level)	$0.393 (Contingent Coupon)
Second through Seventh Observation Date	Various (all less than Initial Level and Coupon Barrier)	$0.00
Final Valuation Date	$45.00 (less than Coupon Barrier and Downside Threshold)	$10.00 x (1 + Underlying Return) = $10.00 x [1 + (-55% )] = $10.00 x 0.45 = $4.50 (Payment at Maturity)
Total Payment:	$4.893 (51.07% loss)

Because the Notes are not subject to an automatic call and the final level is less than the downside threshold, at maturity you will be exposed to the negative return of the underlying asset and UBS will pay you $4.50 per Note. When added to the contingent coupon(s) of $0.393 received in respect of the prior observation date(s), UBS will have paid you $4.893 per Note, for a loss on the Notes of 51.07%.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Notes are not subject to an automatic call, you may lose a significant portion or all of your initial investment. Specifically, if the Notes are not subject to an automatic call and the final level of the underlying asset is less than its downside threshold, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

Any payment on the Notes, including any payments in respect of an automatic call, contingent coupon or any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any payments owed to you under the Notes and you could lose all of your initial investment.

Information About the Underlying Asset

All disclosures contained in this document regarding the underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset. You should make your own investigation into the underlying asset.

Included below is a brief description of the underlying asset. This information has been obtained from publicly available sources. Set forth below is a graph that illustrates the past performance for the underlying asset. The information given below is for the period indicated. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the underlying asset as an indication of future performance.

The underlying asset is registered under the Securities Act of 1933, the Securities Exchange Act of 1934 and/or the Investment Company Act of 1940, each as amended. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by the underlying asset issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is www.sec.gov. Information filed with the SEC by the underlying asset issuer can be located by reference to its SEC file number provided below.

Nu Holdings Ltd.

According to publicly available information, Nu Holdings Ltd. (“Nu Holdings”) is a holding company that provides digital banking and payment services. Information filed by Nu Holdings with the SEC can be located by reference to its SEC file number: 001-41129, or its CIK Code: 0001691493. Nu Holding’s ordinary shares are listed on the New York Stock Exchange under the ticker symbol “NU”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The graph below illustrates the performance of Nu Holdings's ordinary shares for the period indicated, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information obtained from Bloomberg. The solid line represents its hypothetical coupon barrier and hypothetical downside threshold of $8.70, which is equal to 75.00% of an intraday level on November 05, 2026. The actual coupon barrier and downside threshold will be determined on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Notes.

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes as prepaid derivative contracts with respect to the underlying asset. If your Notes are so treated, any contingent coupon that is paid by UBS (including on the maturity date or call settlement date) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. In determining our information reporting obligations, if any, we intend to treat the contingent coupons as ordinary income.

In addition, excluding amounts or proceeds attributable to any contingent coupon, you should generally recognize gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupon) and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the taxable disposition of your Notes prior to a coupon payment date, but that could be attributed to an expected contingent coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

We will not attempt to ascertain whether the underlying asset issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code or as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC and to a non-U.S. holder in the case of a USRPHC, upon the taxable disposition of a Note. Both U.S. holders and non-U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by any such entity and consult their tax advisors regarding the possible consequences to them in the event that any such entity is or becomes a PFIC or USRPHC.

Based on certain factual representations received from us, our special U.S. tax counsel, Hogan Lovells Cadwalader US LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons” in the accompanying product supplement.

Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences — Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury sought comments from the public on the taxation of financial instruments such as the Notes, and were actively considering whether holders of instruments such as the Notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. Although the IRS subsequently obsoleted Notice 2008-2 in 2026, it is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Notes, possibly with retroactive effect.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent coupons is unclear. Subject to the discussions below with respect to Section 871(m) of the Code and FATCA (as defined below), our special U.S. tax counsel is of the opinion that contingent coupons paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 should not be subject to U.S. withholding tax and we do not intend to withhold any tax on contingent coupons. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 871(m) of the Code, discussed below, gain realized from the taxable disposition or maturity of the Notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta one specified equity-linked instruments and are issued before January 1, 2029.

Based on our determination that the Notes are not “delta-one” with respect to the underlying asset, our special U.S. tax counsel is of the opinion that the Notes should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying asset or your Notes, and following such occurrence your Notes could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of the underlying asset or the Notes. A non-U.S. holder that enters, or has entered, into other transactions in respect of the underlying asset or the Notes should consult its tax advisor regarding the application of Section 871(m) of the Code to its Notes in the context of its other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes, arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of the underlying asset issuer).

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC will agree to resell all of the Notes to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof. Additionally, we or one of our affiliates will also pay a fee to LFT Securities, LLC, an entity in which an affiliate of UBS Financial Services Inc. and UBS Securities LLC has an ownership interest, for providing certain electronic platform services with respect to this offering.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates' customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “—Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition on Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

Prohibition on Sales to UK Retail Investors — The Notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is either one (or both) of the following: (i) not a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) or (ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024. Consequently no disclosure document required by the UK Financial Conduct Authority (the “FCA”) Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling or distributing the Notes or otherwise making them available to any retail investor in the UK may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulation 2024.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS
Preliminary Pricing Supplement
Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information About UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	3
Observation Dates and Coupon Payment Dates	4
Key Risks	5
Hypothetical Examples of How the Notes Might Perform	8
Information About the Underlying Asset	9
What Are the Tax Consequences of the Notes?	10
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	12

Product Supplement
Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-26
Use of Proceeds and Hedging	PS-53
Material U.S. Federal Income Tax Consequences	PS-54
Certain ERISA Considerations	PS-77
Supplemental Plan of Distribution (Conflicts of Interest)	PS-79
Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	6
Where You Can Find More Information	7
Presentation of Financial Information	8
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	8
UBS AG	8
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer	48
Legal Ownership and Book-Entry Issuance	65
Considerations Relating to Indexed Securities	69
Considerations Relating to Floating Rate Securities	72
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	75
U.S. Tax Considerations	77
Tax Considerations Under the Laws of Switzerland	88
Benefit Plan Investor Considerations	90
Plan of Distribution	92
Validity of the Securities	95
Experts	95

$• UBS AG Trigger Autocallable Contingent Yield Notes due on or about November 9, 2028
Preliminary Pricing Supplement dated November 05, 2026 (To Product Supplement dated February 6, 2025 and Prospectus dated February 6, 2025) UBS Investment Bank UBS Financial Services Inc.